Exhibit 10.1
Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it (i) is not material and (ii) is the type of information that we treat as private or confidential.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

    AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of March 3, 2026, between Burford Capital LLC, a Delaware corporation (the “Company”), and Aviva Will (the “Employee”).

W I T N E S S E T H

    WHEREAS, the Employee currently is employed by the Company as its President; and

WHEREAS, the Company desires to continue to employee the Employee for a period of time as a Vice Chair until the Employee’s eventual separation from the Company; and

WHEREAS, but for the Employee’s acceptance of this Agreement (and the Release contained therein) Employee would have no right to the Vice Chair role and the accompanying compensation and benefits, which is valid consideration; and

WHEREAS, the Company and the Employee desire to enter into this Agreement as to the terms of the Employee’s employment with the Company; and

WHEREAS, this Agreement amends and restates the employment agreement between Employee and the Company dated March 1, 2016.

    NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.POSITION AND DUTIES.
(a)During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as Vice Chair of the Company. In this capacity, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized and focused companies, and such other duties, authorities and responsibilities as the Company shall designate from time to time; specifically, your duties will be focused on external matters as set forth in email correspondence between Employee and the Chief Executive Officer. The Employee shall report to the Chief Executive Officer.
(b)During the Employment Term, the Employee shall devote a majority of the Employee’s business time, energy and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company, provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of for profit or non-profit organizations, or engaging in other remunerative activities that do not impinge on business activities that the Company is engaged in, provided that Employee first obtains the prior written approval of the Chief Compliance Officer, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.
(c)If the Employee signs and does not revoke this Agreement, the Employee’s termination of employment will be as set forth in Section 2 the “Separation Date”). The Employee and the Company agree that if Employee does not sign, or if Employee revokes, this Agreement, her Separation Date will be March 5, 2026.
2.EMPLOYMENT TERM.
(a)The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term of two (2) years (the “Initial Term”) commencing as of the Effective Date of this Agreement. After the Initial Term and on each anniversary of the Effective Date following the Initial Term, the Company and the Employee may elect to extend or not to extend this Agreement for additional one-year periods by providing written notice (over e-mail) by the conclusion of the Initial Term, and afterwards, by the anniversary of the Effective Date of this Agreement (collectively, with the Initial Term, the “Employment Term”). During the Employment Term, the Employee’s employment shall be considered at-will and can be terminated by the Employee or the Company at any time, with or without Cause, in which case the Separation Date will be the date provided by the Company or the Employee.
(b)For purposes of this Agreement, “Cause” shall mean:
(i)the Employee’s gross negligence in the performance of the Employee’s duties to the Company that has or could reasonably be expected to have an adverse effect on the Company;
(ii)the Employee’s intentional and material failure to perform the Employee’s duties to the Company or to follow the lawful directives of the Chief Executive Officer (other than as a result of death or a physical or mental incapacity), unless such events are fully corrected (to the extent such breach can be fully corrected) in all material respects by the Employee, to the reasonable satisfaction of the Company, within thirty (30) days following written notification by the Company to the Employee that the Company intends to terminate Employee’s employment for one of the reasons in this Section 2(b)(ii);
(iii)indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;
(iv)the Employee’s performance of any act of theft, fraud, malfeasance or dishonesty in connection with the performance of the Employee’s duties to the Company;
(v)a material breach of this Agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written material policy, unless such events are fully corrected (to the extent such breach can be fully corrected) in all material respects by the Employee, to the reasonable satisfaction of the Company, within thirty (30) days following written notification by the Company to the Employee that the Company intends to terminate Employee’s employment for one of the reasons in this Section 2(b)(v); or
(vi)failure to remain licensed as a New York lawyer.
3.COMPENSATION.
(a)The Company agrees to pay the Employee a base salary at an annual rate of $1,000,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly (the “Base Salary”). The Employee shall have no other compensation components, except as provided in Section 3(b). For avoidance of doubt and subject to Section 3(b), this means that the Employee shall have no right to an annual bonus, carry or equity awards during the Employment Term beyond those already granted to her prior to the date of this Agreement (specifically, the Employee’s existing RSUs will continue to vest and the Employee’s existing carry will continue to be paid out while Employee remains employed). In the event that the Employee’s employment is terminated (voluntarily or involuntarily) the Employee shall have a right to the Base Salary until the Employee’s Separation Date. Moreover, in the event that the Employee’s employment is terminated by the Company without Cause, the Employee shall have the right to the severance and benefits as set forth in Exhibit A to this Agreement, provided that Employee executes, and does not revoke, Exhibit A. In the event that the Employee’s employment is terminated voluntarily by the Employee, Employee shall have the right only to the continuation of COBRA coverage, at the Company’s expense, for a period of twelve (12) months, as set forth in Section 1(b) of Exhibit A.
(b)In consideration of the Employee’s execution and non-revocation of this Agreement, the Employee shall receive (i) a one-time retention payment in the amount of $1,762,984.88, (ii) a one-time grant of RSUs in the amount of $300,000 and (iii) an additional one-time grant of 4,240 RSUs, subject in each case to the terms and conditions of the applicable plan and award documentation. In addition, the Employee shall receive a grant of carry from the 2025 vintage at the same level as what she received for the year 2024.
4.EMPLOYEE BENEFITS.
(a)BENEFIT PLANS. The Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its United States-based employees generally, subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
(b)VACATIONS. The Employee shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on use applicable to employees as in effect from time to time.

(c)BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable business and entertainment expenses incurred in connection with the performance of the Employee’s duties hereunder and the Company’s policies with regard thereto.
5.GENERAL RELEASE OF CLAIMS. In consideration of the payments and benefits provided under this Agreement, including as set forth in Sections 1, 2, 3 and 4, you (for yourself, your heirs, executors, administrators, trustees, legal representatives, successors and assigns) forever waive and release the Company (and any of its parent corporations, subsidiaries, divisions, affiliates directors, officers, agents, and employees), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter up to and including the date you sign this Agreement.
This includes, but is not limited to, any claim under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Genetic Information Nondiscrimination Act of 2008; the Fair Labor Standards Act; the Family and Medical Leave Act of 1993; the National Labor Relations Act and the Labor Management Relations Act (the Taft-Hartley Act); the Sarbanes-Oxley Act of 2002; the Dodd-Frank Wall Street Reform and Consumer Protection Act; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act; the Families First Coronavirus Response Act; the CARES Act; the New York State WARN Act; the New York Labor Law; the New York State Human Rights Law; the New York City Human Rights Law; the New York City Earned Safe and Sick Time Act; the New York City Administrative Code; the New York Equal Pay Act, the New York Lawful Off-Duty Activities Discrimination Law, the New York Paid Family Leave Law, New York Health and Essential Rights Act (NY HERO Act), the New York Public Health Law, the New York Code of Rules and Regulations (including, but not limited to, 12 N.Y.C.R.R. §142-3.2 and 10 N.Y.C.R.R. 2.60), any rule, regulation, or order of the New York or New York City departments of health; and any other federal, state or local law (statutory or decisional) or ordinance relating to employment discrimination, harassment or retaliation; any claim for breach of contract (express or implied), payment of wages, fraud, wrongful or constructive discharge, retaliatory discharge, emotional distress, compensatory or punitive damages or attorneys’ fees. You acknowledge that by virtue of the foregoing, you have waived any relief available to you under any of the claims and/or causes of action waved herein. Nothing in this Agreement shall be deemed a waiver of claims for vested benefits under any employee benefit plan, vested RSUs, crystallized carry that is pending payment, or any claims arising after the date you have signed this Agreement, or any claims that cannot be waived by law.

Nothing in this Agreement shall be construed to prohibit you from filing a charge with, providing information to, or participating in any investigation or proceeding conducted by any state, local, or federal administrative agency, governmental agency, or regulatory body (including the Securities and Exchange Commission (the “SEC”), the Commodity Futures Trading Commission (the “CFTC”), the Department of Justice, National Labor Relations Board, and the Equal Employment Opportunity Commission) alleging violations of any state, local, or federal laws or regulations, though you acknowledge and agree that by virtue of the foregoing release, you have waived the right to recover monetary damages in connection with claims you have waived in this Agreement. However, this waiver does not limit your right to receive a whistleblower reward from the SEC or the CFTC or directly from any other federal or state agency. Further, nothing in this Agreement shall preclude you from responding truthfully to a valid subpoena or a request by a governmental agency in connection with any investigation it is conducting.
6.RESTRICTIVE COVENANTS.
(a)CONFIDENTIALITY. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to the Employee; (B) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (C) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and the Employee hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Employee’s conduct imposed by the provisions of this Section 6. Nothing in this Section shall prohibit you from participating in or cooperating with a governmental investigation that is being conducted by a government agency or self- regulatory organization, as set forth in Section 5.
(b)NONCOMPETITION. The Employee acknowledges that the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Employee’s employment hereunder and for a period of one (1) year thereafter, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or affiliates or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Employee has no active participation in the business of such corporation. In addition, the provisions of this Section shall not be violated by the Employee commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as the Employee and such subsidiary, division or unit does not engage in a business in competition with the Company or any of its subsidiaries or affiliates.
(c)NONSOLICITATION; NONINTERFERENCE. (i) During the Employee’s employment with the Company and for a period of one (1) year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.
(ii)During the Employee’s employment with the Company and for a period of one (1) year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section while so employed or retained and for a period of six (6) months thereafter.
(d)LICENSED ATTORNEY. As it relates to the practice of law, the provisions in this Section shall be interpreted consistent with Rule 5.6 of the New York Rules of Professional Conduct.

(e)NONDISPARAGMENT. The Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation other than while employed by the Company, in the good faith performance of the Employee’s duties to the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
(f)INVENTIONS. (i) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products or developments (“Inventions”), whether patentable or unpatentable, (A) that relate to the Employee’s work with the Company, made or conceived by the Employee, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee’s duties with the Company or on the Employee’s own time, but only insofar as the Inventions are related to the Employee’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Employee will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to the Employee from the Company, but entirely at the Company’s expense.
(ii)In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.
(g)RETURN OF COMPANY PROPERTY. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).
(h)REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
(i)TOLLING. In the event of any violation of the provisions of this Section, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
(j)SURVIVAL OF PROVISIONS. The obligations contained in Sections 6 and 7 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.
7.COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company. The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section.
8.EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 or Section 7 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a violation by the Employee of Section 6 or Section 7 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee (other than $1,000) shall be immediately repaid to the Company.
9.NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.
10.NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee: Aviva Will [***] [***] Or at the address shown on the records of the Company If to the Company: Burford Capital LLC 350 Madison Avenue New York, NY 10017 Attention: General Counsel
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
11.SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.
12.SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
13.COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
14.ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Employee’s employment with the Company, other than injunctive relief under Section 8, shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York (applying New York law), administered by JAMS, Inc. (“JAMS”) under the JAMS Employment Arbitration Rules and Procedures then in effect and the decision shall be final and binding. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company.
15.INDEMNIFICATION AND LIABILITY INSURANCE. The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the extent provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company. This obligation shall survive the termination of the Employee’s employment with the Company. The Company shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers.
16.MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to the choice of law principles thereof.
17.REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder.
18.TIME TO REVIEW AND EFFECTIVE DATE OF THIS AGREEMENT. Employee is hereby given twenty-one (21) days from the date Employee is provided with a copy of this Agreement to consider this Agreement and decide whether to sign and return it. If Employee agrees to the terms set forth in this Agreement, Employee agrees to execute and deliver to Mark Klein, Burford Capital LLC, 350 Madison Avenue, New York, New York 10017, mklein@burfordcapital.com, a signed copy no later than twenty-one (21) days from the date that Employee receives this Agreement. Changes made to this Agreement, material or otherwise, do not restart, affect, or modify in any way the twenty-one (21) calendar day consideration period. Employee may revoke this Agreement for a period of seven (7) calendar days following the day Employee executes this Agreement (the “Revocation Period”). Any revocation within this period must be submitted in writing to Mark Klein, Burford Capital LLC, 350 Madison Avenue, New York, New York 10017, mklein@burfordcapital.com. For such revocation to be effective, notice must be received no later than the seventh (7th) day after Employee signs this Agreement. This Agreement shall not become effective or enforceable until the Revocation Period has expired without revocation by Employee. If Employee timely signs and returns this Agreement, and does not revoke her acceptance of this Agreement during the Revocation Period, this Agreement will become effective on the date immediately following the expiration of the Revocation Period (the “Effective Date” of this Agreement).
19.SUPPLEMENTAL RELEASE. In the event that the Employee’s employment is terminated by the Company without Cause, the Employee shall have the right to the severance and benefits as set forth in Exhibit A to this Agreement, provided that Employee executes, and does not revoke, Exhibit A. In the event that the Employee’s employment is terminated voluntarily by the Employee, Employee shall have the right only to the continuation of COBRA coverage, at the Company’s expense, for a period of twelve (12) months, as set forth in Section 1(b) of Exhibit A. The Supplemental Release (Exhibit A) must be executed and returned to the Company on, or within twenty-one (21) days of, Employee’s Separation Date. The Supplemental Release will not be effective or accepted if signed by Employee prior to her Separation Date and/or if modified by her unilaterally without the express written consent of the Company. Failure to timely execute and return Exhibit A upon, or within twenty-one (21) days of, Employee’s Separation Date (or her subsequent revocation thereof) will result in a forfeiture of Employee’s right to the benefits set forth in the Supplemental Release. For the avoidance of doubt, in the event that Employee is terminated for Cause by the Company, she has no right to the severance and benefits as set forth in the Supplemental Release.
20.TAX WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
21.CODE SECTION 409A COMPLIANCE.
(a)The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-

month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
(d)For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event shall the timing of Employee’s execution of the General Release, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the General Release could be made in more than one taxable year, payment shall be made in the later taxable year.
22.ACKNOWLEDGEMENTS. By signing below, Employee expressly acknowledges and agrees that among the matters waived and released are any and all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), which have arisen on our before the date she executes this Agreement. Because the ADEA contains special provisions affecting the release of ADEA claims, Employee also expressly acknowledges and affirms that she: (i) carefully read this Agreement and the Supplemental Release in its entirety; (ii) is hereby being given and have had an opportunity to consider fully the terms of this Agreement and the Supplemental Release for at least twenty-one (21) days; (iii) has been advised and are hereby being advised by the Company in writing to consult with an attorney of her choice in connection with this Agreement and the Supplemental Release; (iv) fully understands the meaning, effect, and significance of all of the terms, conditions, and waivers of this Agreement and the Supplemental Release and has discussed them with an attorney of her choice, or has had a reasonable opportunity to do so; (v) has been informed that she has seven (7) days following the date she executes this Agreement in which to revoke it, understanding that the Agreement will not be enforceable until this seven-day Revocation Period has expired; and (vi) is signing this Agreement voluntarily and of her own free will and unconditionally and unequivocally assents to all the terms and conditions contained herein. In the event that she does not timely sign and return this Agreement, the Agreement, and the promises contained in it, shall automatically be null and void and she will not receive the payments and benefits described above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:	/s/ Christopher P. Bogart
Name: Christopher P. Bogart
Title: Chief Executive Officer

EMPLOYEE

/s/ Aviva Will
Aviva Will

EXHIBIT A
SUPPLEMENTAL AGREEMENT AND GENERAL RELEASE
DO NOT SIGN UNTIL ON OR AFTER YOUR LAST DAY OF EMPLOYMENT
This Supplemental Agreement and General Release (the “Supplemental Release”) is made and entered into by you, Aviva Will (“you” or “your”), and Burford Capital LLC (the “Company”) (collectively, the “Parties” and each a “Party”). In exchange for and in consideration of the mutual covenants and promises set forth in the Confidential Agreement and General Release (the “Agreement”) and this Supplemental Release, the Parties agree as follows:
1.Following your Separation Date, provided that you: (i) have complied with the terms of the Agreement; and (ii) timely execute (and do not revoke) the Supplemental Release, the Company will provide you the pay and benefits as set forth below. In the event that the Company terminates your employment without Cause, you shall be entitled to the consideration set forth in Sections 1(a) and 1(b) below. In the event that you voluntarily terminate your employment with the Company, you shall be entitled only to the consideration set forth in Section 1(b) below.
(a)You will receive separation pay equal to the greater of: (i) an amount equal to the amount of base salary remaining in the Initial Term, less applicable taxes and withholding deductions, provided that your employment is terminated by the Company without Cause during the Initial Term; or (ii) the total gross amount of One Million Dollars and Zero Cents ($1,000,000.00) (the “Separation Payment”), less applicable taxes and withholding deductions, which represents twelve (12) months of your Base Salary. The Separation Payment will be paid in monthly installments, provided that the first such installment payment shall be made on the first payroll period after the sixtieth (60th) day following the Effective Date of this Supplemental Release and shall include payment of any amounts that would otherwise be due prior thereto, including (i) any unpaid base salary through the Separation Date; (ii) reimbursement for any unreimbursed business expenses incurred through the Separation Date; and (iii) all other payments, benefits, or fringe benefits to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant of the Company. For the avoidance of doubt, you will not be entitled to this Separation Payment unless you execute and return this Supplemental Release and otherwise comply with the Agreement and this Supplemental Release.
(b)Subject to (i) your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and (ii) your continued copayment of premiums at the same level and cost to you as if you were an employee of the Company

(excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), you may continue to participate in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you for a period of twelve (12) months at the Company’s expense, provided that you are eligible and remain eligible for COBRA coverage, and provided, further, that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. For the avoidance of doubt, you will not be entitled to these continued COBRA benefits unless you execute and return this Supplemental Release and otherwise comply with the Agreement and this Supplemental Release.
2.You agree and acknowledge that as of your Separation Date: (i) the Company has fully satisfied any and all liabilities and obligations to you, monetarily or with respect to employee benefits, compensation, or otherwise; and (ii) the payment and benefits provided pursuant to the Agreement exceed any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan, or procedure of the Company and/or any other agreement between you and the Company.
3.In consideration of the payments and benefits provided under the Agreement and this Supplemental Release, you (for yourself, your heirs, executors, administrators, trustees, legal representatives, successors, and assigns) forever waive and release the Company (and any of its parent corporations, subsidiaries, divisions, affiliates, directors, officers, agents, and employees), from any and all claims, demands, causes of action, fees, and liabilities of any kind whatsoever, whether known or unknown, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter up to and including the date you sign this Supplemental Release.
This includes, but is not limited to, any claim under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Genetic Information Nondiscrimination Act of 2008; the Fair Labor Standards Act; the Family and Medical Leave Act of 1993; the National Labor Relations Act and the Labor Management Relations Act (the Taft-Hartley Act); the Sarbanes-Oxley Act of 2002; the Dodd-Frank Wall Street Reform and Consumer Protection Act; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act; the Families First Coronavirus Response Act; the CARES Act; the New York State WARN Act; the New York Labor Law; the New York State Human Rights Law; the New York City Human Rights Law; the New York City Earned Safe and Sick Time Act; the New York City Administrative Code; the New York Equal Pay Act, the New York Lawful Off-Duty Activities Discrimination Law, the New York Paid Family Leave Law, New York Health and Essential Rights Act (NY HERO Act), the New York Public Health Law, the New York Code of Rules and Regulations (including, but not limited to, 12 N.Y.C.R.R. §142-3.2 and 10 N.Y.C.R.R.

2.60), any rule, regulation, or order of the New York or New York City departments of health; and any other federal, state or local law (statutory or decisional) or ordinance relating to employment discrimination, harassment or retaliation; any claim for breach of contract (express or implied), payment of wages, fraud, wrongful or constructive discharge, retaliatory discharge, emotional distress, compensatory or punitive damages or attorneys’ fees. You acknowledge that by virtue of the foregoing, you have waived any relief available to you under any of the claims and/or causes of action waved herein. Nothing in this Supplemental Release shall be deemed a waiver of claims for vested benefits under any employee benefit plan (specifically including but not limited to the Burford Capital Retirement Policy), vested RSUs at the time of this Supplemental Release, crystallized carry that is pending payment at the time of this Supplemental Release, any claims arising after the date you have signed this Supplemental Release, or any claims that cannot be waived by law.
Nothing in the Agreement or this Supplemental Release shall be construed to prohibit you from filing a charge with, providing information to, or participating in any investigation or proceeding conducted by any state, local, or federal administrative agency, governmental agency, or regulatory body (including the Securities and Exchange Commission (the “SEC”), the Commodity Futures Trading Commission (the “CFTC”), the Department of Justice, National Labor Relations Board, and the Equal Employment Opportunity Commission) alleging violations of any state, local, or federal laws or regulations, though you acknowledge and agree that by virtue of the foregoing release, you have waived the right to recover monetary damages in connection with claims you have waived in the Agreement or this Supplemental Release. However, this waiver does not limit your right to receive a whistleblower reward from the SEC or the CFTC or directly from any other federal or state agency. Further, nothing in the Agreement or this Supplemental Release shall preclude you from responding truthfully to a valid subpoena or a request by a governmental agency in connection with any investigation it is conducting.
4.You acknowledge that the terms, and conditions of the Agreement and this Supplemental Release are fully confidential, and you agree not to disclose these terms to any other person or entity, except as may be required by law and to your accountants, attorneys, and/or immediate family members, provided that each agrees to abide by the confidentiality provisions of the Agreement and this Supplemental Release. Nothing in this Section shall prohibit you from participating in or cooperating with a governmental investigation that is being conducted by a government agency or self-regulatory organization.
5.You agree that you will not disparage (or induce or encourage others to disparage) the Company or its directors, officers, or employees. For purposes of this Supplemental Release, the term “disparage” means comments or statements to the press and/or media, or to any individual or entity that would adversely affect any current or prospective business relationship with the Company or the reputation of the Company or its directors, officers, or employees.
6.This Supplemental Release shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.
7.If any provision of this Supplemental Release shall be held to be illegal, void or unenforceable, such provision shall have no effect, and will not impair the enforceability of, any other provision of this Supplemental Release, which shall be enforced to the maximum extent possible.
8.This Supplemental Release is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, successors, and assigns.
9.With the exception of a claim for injunctive relief, for which jurisdiction shall be reserved in the federal and/or state courts in New York County and with respect to which the Parties consent to personal jurisdiction, any controversy or claim arising out of or relating to this Supplemental Release shall be settled by arbitration administered by JAMS, Inc. (“JAMS”) under the JAMS Employment Arbitration Rules and Procedures then in effect and the decision shall be final and binding. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company.
10.This Supplemental Release must be executed and returned to the Company on, or within twenty-one (21) days of, your Separation Date. This Supplemental Release will not be effective or accepted if signed by you prior to your Separation Date and/or if modified by you unilaterally without the express written consent of the Company. You may revoke this Supplemental Release for a period of seven (7) calendar days following the day you execute this Supplemental Release (the “Revocation Period”). Any revocation within this period must be submitted in writing to info@burfordcapital.com attn. General Counsel. For such revocation to be effective, notice must be received no later than the seventh (7th) day after you sign this Supplemental Release. This Supplemental Release shall not become effective or enforceable until the Revocation Period has expired without revocation by you. If you timely sign and return this Supplemental Release and do not revoke your acceptance of this Supplemental Release during the Revocation Period, this Supplemental Release will become effective on the date immediately following the expiration of the Revocation Period (the “Effective Date” of this Supplemental Release).
11.By signing below, you expressly acknowledge and agree that among the matters waived and released are any and all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), which have arisen on our before the date you execute this Supplemental Release. Because the ADEA contains special provisions affecting the release of ADEA claims, you also expressly acknowledge and affirm that you: (i) carefully read this Supplemental Release in its entirety; (ii) are hereby being given and have had an opportunity to consider fully the terms of this Supplemental Release for at least twenty-one (21) days; (iii) have been advised and are hereby being advised by the Company in writing to consult with an attorney of your choice in connection with this Supplemental Release; (iv) fully understand the meaning, effect, and significance of all of the terms, conditions, and waivers of this Supplemental Release and have discussed them with an attorney of your choice, or have had a reasonable opportunity to do so; (v) have been informed that you have seven (7) days following the date you execute this Supplemental Release in which to revoke it, understanding that the Supplemental Release will not be enforceable until this seven-day Revocation Period has expired; and (vi) are signing this Supplemental Release voluntarily and of your own free will and unconditionally and unequivocally assent to all the terms and conditions contained herein. In the event that you do not timely sign and return this Supplemental Release, the promises and benefits set forth herein shall automatically be null and void and you will not receive the payment and benefits described above.

BURFORD CAPITAL LLC

By:

Accepted and Agreed to:

By:
AVIVA WILL	Date

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